MANAGEMENT AGREEMENT
                              --------------------


THIS AGREEMENT made effective the 1st day of August 2002.

AMONG:

          NORTHWORKS INC.,  a  Yukon  company

          (the  "Company")
                                                               ON THE FIRST PART

AND:

          PEMCORP  MANAGEMENT  INC.,  a  British  Columbia  company

          ("Pemcorp")
                                                              ON THE SECOND PART
WHEREAS:

A. Pemcorp is in the business of providing corporate finance, management and administrative consulting services to private and public companies; and

B. the Company wishes to engage Pemcorp and Pemcorp has agreed to be engaged to provide such services to the Company in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.        Engagement  of  Manager
          -----------------------

The Company hereby engages Pemcorp to provide, corporate finance, management and administrative services to the Company as required by the Company from time to time. Pemcorp hereby accepts the engagement as manager and agrees to faithfully serve the Company and use its best efforts to satisfy the company's requirements for the services described above in a timely and efficient manner.

2.        Scope  of  Authority
          --------------------

Pemcorp shall not have authority to enter into contracts as agent for the Company in the ordinary course.


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3.        Use  of  Information
          --------------------

Pemcorp  agrees  that  it;

a) shall use its commercially reasonable best efforts to promote the interests of the Company;

b) shall not disclose the private affairs of the Company, or any secret of the Company, to any person other than the Directors without the prior consent of the Board of Directors; and

c) shall not use for their own purposes other that those of the Company, any information they may acquire with respect to the Company's affairs.

4.        Management  Fee
          ---------------

During the first year of the term of this Agreement, the Company shall pay to Pemcorp a management fee equal to $2,500 per month, plus all applicable goods and services taxes that are payable thereon, (the "Management Fee"), payable on the first day of each month commencing on August 1, 2002.

Notwithstanding the foregoing, Pemcorp agrees that the Company shall accrue but not be required to pay the Management Fee that is otherwise due and payable under the terms of this Agreement until such time that the Company has sufficient working, which shall be determined at the discretion of the directors of the Company, or there is a change in control of the Company, whichever is the earliest.

The management fee shall be mutually agreed upon between the Company and Pemcorp in any renewal term of this Agreement.

5.        Administrative  Fees  and  Other  Expenses
          ------------------------------------------

In addition to the Management Fee payable hereunder to Pemcorp, the Company agrees to reimburse Pemcorp for all traveling and other direct expenses actually and properly incurred by any employee or agent of Pemcorp in connection with fulfilling the duties and responsibilities of Pemcorp hereunder.

The Company shall pay such amounts to Pemcorp on a monthly basis, forthwith upon receipt of an invoice therefore plus all related statements and vouchers.

6.        Term  and  Termination
          ----------------------

This Agreement shall be in effect for a term of one year from and after the date hereof, unless terminated earlier in accordance with the terms of this Agreement, and shall be automatically renewed at the end of each year for an additional year unless either party gives notice of termination in accordance with this Agreement.

Either party may give to the other party one month's notice in writing of its intention to terminate this Agreement. Upon the expiration of one month's notice, this Agreement and all obligations between the parties shall be terminated, except for the Company's obligation to pay any monies due and owing to Pemcorp.


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7.        Indemnification
          ---------------

The Company hereby agrees to indemnify and hold harmless Pemcorp and its officers, directors, agents, officers and controlling persons (any and all of whom are referred to as an "Indemnified Party") from and against any and all losses, claims, damages or liabilities, joint and several, and all actions in respect thereof (including, but not limited to all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defence of any claim, action or proceeding, whether or not resulting in any liability) that were sustained or incurred by an Indemnified Party in connection with the performance in good faith of the obligations under this Agreement.

8.        Further  Assurances
          -------------------

The parties hall deliver to each other such further documentation and shall perform such further acts as and when the same may be required to carry out and give effect to the terms and intent of this Agreement.

9.        Notices
          -------

All notices given in connection with this Agreement shall be in writing and shall be personally delivered by a duly authorized representative to the parties at the addresses set out above. Any such notices personally delivered shall be deemed delivered on the day of delivery. Any party hereto may change its address for service by notice in writing to the other parties hereto.

10.       Waiver  and  Amendment
          ----------------------

This Agreement may only be amended by further written agreement executed and delivered by all of the parties. No waiver or consent by a party of or to any breach or default by any other party shall be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid shall operate as a waiver of or consent to any further or other breach of default in relation to the same or any other provision of this Agreement.

11.       Assignment
          ----------

This Agreement may not be assigned by Pemcorp without the prior written consent of the Company.

12.       Entire  Agreement
          -----------------

This Agreement contains the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and replaces all previous written and oral agreements among the parties with respect to the subject matter hereof.

13.       Enurement
          ---------

This Agreement shall enure to the benefit of the parties hereto, their respective successors, personal representatives, executors and permitted assigns.


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14.       Authority
          ---------

Each of the parties hereto represent and covenant to the other that it has the power and authority to enter into this Agreement.

14.       Governing  Law
          --------------

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, Canada.


IN WITNESSETH WHEREOF this Agreement has been executed on the date first written above.


PEMCORP  MANAGEMENT  INC.

As  per

"Bill  McCartney"
-----------------
Authorized  Signatory


NORTHWORKS  INC.

As  per:

"Murray  Oliver"
----------------
Authorized  Signatory




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